AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

MR2 GROUP, INC.,

A NEVADA CORPORATION

The Articles of Incorporation of MR2 Group, Inc., a Nevada corporation, were filed with the Nevada Secretary of State on December 4, 2017 (the “Original Articles”). The undersigned, in accordance with and pursuant to all applicable authority, including, without limitation, Nevada Revised Statutes (“NRS”) Sections 78.380, 78.385, and 78.403, (i) certifies that, as of the date hereof, he is the sole director of MR2 Group, Inc., and that no stock (voting or otherwise) of MR2 Group, Inc., has been issued and (ii) amends and restates the Original Articles in their entirety as follows in these Amended and Restated Articles of Incorporation of MR2 Group, Inc.:

ARTICLE I

NAME

The name of the corporation is MR2 Group, Inc. (the “Corporation”).

ARTICLE II

CAPITAL STOCK

Section 2.01. Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be seventy-five million (75,000,000) shares with a par value of $.001 per share. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock,” respectively.

Section 2.02. Common Stock. The total number of authorized shares of Common Stock shall be seventy-four million (74,000,000) shares with a par value of $.001 per share.

Section 2.03. Preferred Stock. The total number of authorized shares of Preferred Stock shall be one million (1,000,000) shares with a par value of $.001 per share. The board of directors of the Corporation (the “Board of Directors”) shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights (full or limited) and the nature and qualifications, limitations, and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

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(c) The preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative, partially cumulative, or noncumulative, and if cumulative or partially cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof that the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

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ARTICLE III

ELECTION NOT TO BE GOVERNED BY BUSINESS COMBINATION ACT

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive, as the same may be amended from time to time.

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IN WITNESS WHEREOF, the undersigned has signed these Amended and Restated Articles of Incorporation of the Corporation as of February 8, 2018.

James T. Medick, Sole Director of MR2 Group, Inc.

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